ION Earnings Call – Q3 2016 Earnings Call Presentation November 3, 2016

Corporate Participants and Contact Information CONTACT INFORMATION If you have technical problems during the call, please contact DENNARD–LASCAR Associates at 713 529 6600. If you would like to view a replay of today's call, it will be available via webcast in the Investor Relations section of the Company's website at www.iongeo.com for approximately 12 months. BRIAN HANSON President and Chief Executive Officer STEVE BATE Executive Vice President and Chief Financial Officer 2

Forward-Looking Statements The information included herein contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results may vary fundamentally from those described in these forward-looking statements. All forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties. These risks and uncertainties include risk factors that are disclosed by ION from time to time in its filings with the Securities and Exchange Commission. 3

Revenues $M 4 • Revenues of $79M: • up 18% compared to Q3-15 • up 117% sequentially to Q2-16 • Net income of $2M compared to $(17)M adjusted net loss in Q3-15 • Adjusted EBITDA of $24M compared to $8M in Q3-15 • Generated $10M of cash versus $(29)M consumed in Q3-15 • Expected higher revenues and cash generation in 2H-16, both of which are reflected in Q3 results • First positive net income from operations since Q2-14 • Indicates $95M annualized cost reduction has rightsized business ION Q3-16 Financial Highlights (1.54) 0.14 $(1.75) $(1.50) $(1.25) $(1.00) $(0.75) $(0.50) $(0.25) $- $0.25 Adjusted EPS Q3-15 (Adj) Q3-16 (17) 2 $(20) $(15) $(10) $(5) $- $5 Adjusted Net Income (Loss) Q3-15 (Adj) Q3-16 (29) $(30) $(25) $(20) $(15) $(10) $(5) $- $5 $10 Cash Activity $M Q3-15 Q3-16 67 36 79 $- $10 $20 $30 $40 $50 $60 $70 $80 $90 Q3-15 Q2-16 Q3-16 10

ION Q3-16 Highlights  Increased revenue and generated positive cash flows  General industry consensus down cycle has likely hit bottom – early signs of recovery  Seeing increasing client value for data 5 Overall E&P Technology & Services Segment E&P Operations Optimization Segment  Secured fleet-wide Orca deal with major customer  Continued high praise for Marlin – three deployments completed  Very positive client feedback on the efficient processing and imaging improvement in our 3D multi-client program in partnership with WesternGeco  Dedicated imaging services capacity to large 3D reprocessing project  ION E&P Advisors completed Mexico consulting project and received Mexico reserve audit registration Ocean Bottom Services Segment  Successfully completed OBS survey offshore Nigeria, exceeding our expectations  Continue to work on, and are strongly positioned for, two tenders in the region

(1.54) 0.14 $(1.75) $(1.50) $(1.25) $(1.00) $(0.75) $(0.50) $(0.25) $- $0.25 Adjusted EPS Q3-15 (Adj) 6 ION Financial Overview Q3-16 Summary $- $20 $40 $60 $80 Q3-15 Q3-16 Ocean Bottom E&P Ops E&P T&S Revenue $M $8 $24 $- $10 $20 $30 Q3-15 Adjusted EBITDA $M Q3-16 • Revenues up 18% vs Q3-15 • E&P Technology & Services down 32% • E&P Operations Optimization down 10% • Ocean Bottom Services $30M in revenues •Operating income of $12M compared to $(9)M adjusted operating loss in Q3-15 • Margin improvement driven by increased revenues and prior cost cutting initiatives • Adjusted EPS of $0.14 compared to $(1.54) in Q3-15 • First positive Adjusted EPS since Q1-14 • Adjusted EBITDA of $24M compared to $8M in Q3-15 • YTD 16 Adjusted EBITDA turned positive to $4M compared to $(60)M YTD 15 Q3-16 $(9) $12 $(15) $(10) $(5) $- $5 $10 $15 Q3-16 Adjusted Operating Inc. $M Q3-15 (Adj)

ION Financial Overview

Cash Flow $M

	Q3-15	Q3-16	YTD-15	YTD-16
Net income (loss)	$ (20.2)	$ 1.9	$ (19.9)	$ (58.4)
Non-cash adjustments	27.9	16.1	(47.6)	45.9
Working capital	(21.2)	(2.4)	31.5	15.7
Cash from operations	**(13.5)**	**15.6**	**(36.0)**	**3.2**
Multi-client investment	(14.6)	(3.0)	(28.2)	(11.6)
PP&E capital expenditures	(0.4)	(0.2)	(17.6)	(0.6)
Other investing activities	1.0	-	1.3	-
Net cash from investing activities	**(13.9)**	**(3.2)**	**(44.5)**	**(12.2)**
Payment to repurchase bonds	-	-	-	(15.0)
Costs associated with issuance of debt	(0.1)	(0.5)	(0.1)	(6.6)
Repurchase of common stock	-	-	-	(1.0)
Borrowings under revolving credit facility	-	-	-	15.0
Other financing activities	(1.8)	(1.9)	(5.3)	(6.7)
Net cash from financing activities	**(1.9)**	**(2.4)**	**(5.5)**	**(14.3)**
Effect of change on f/x	0.5	0.1	0.6	0.9
Net Change in Cash	**(28.8)**	**10.1**	**(85.4)**	**(22.4)**
Cash & cash equiv. (beg. of period)	117.1	52.4	173.6	84.9
Cash & cash equiv. (end of period)	**$ 88.2**	**$ 62.5**	**$ 88.2**	**$ 62.5**

- Generated cash of $10M, compared to $(29)M Q3-15
- Reduced debt by ~20% (excl revolver) since December 2015
- Total liquidity of $78M at Sept. 2016, up $14M from June 2016
  - $63M of cash, including $15M of revolver borrowings
  - $16M additional availability on revolver
- Revolving credit availability to increase with expected increase in data library revenues in Q4-16

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ion

Summary  Expect a strong finish to the year – Industry-funded new venture programs offshore Mexico – Traditional year-end spending on data libraries in Q4 – Equipment and software licensing recurring revenue streams – Full realization of the cost cutting put in place over the last eight quarters  Expect to continue to generate positive cash flows in Q4, rebuilding cash balance  Expect working capital to continue to increase in Q4, providing liquidity into 2017 and restoring the borrowing base of revolver  Reduced overall leverage this year by 20% 8

9 Q&A